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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                      Ontario Teachers' Pension Plan Board
--------------------------------------------------------------------------------
   (Last)                           (First)                      (Middle)

                          5650 Yonge Street, 5th Floor
--------------------------------------------------------------------------------
                                    (Street)

                        Toronto, Ontario, Canada M2M 4H5
--------------------------------------------------------------------------------
   (City)                           (State)                        (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

        Lindsay Manufacturing Co. (LNN:NYSE)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

        March 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                             4.                               5.             Owner-
                                                             Securities Acquired (A) or       Amount of      ship
                                                3.           Disposed of (D)                  Securities     Form:      7.
                                                Transaction  (Instr. 3, 4 and 5)              Beneficially   Direct     Nature of
                                  2.            Code         ------------------------------   Owned at End   (D) or     Indirect
1.                                Transaction   (Instr. 8)                   (A)              of Month       Indirect   Beneficial
Title of Security                 Date          ------------     Amount      or     Price     (Instr. 3      (I)        Ownership
(Instr. 3)                        Month/Day/Year Code     V                  (D)              and 4)         (Instr.4)  (Instr. 4)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value       3/1/2002      S                5,700      D      $21.41
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value       3/4/2002      S               12,800      D      $21.20
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value       3/5/2002      S               24,700      D      $21.11
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value       3/6/2002      S                3,900      D      $21.07
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value       3/7/2002      S               41,300      D      $21.00
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value      3/11/2002      S              123,200      D      $21.00
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value      3/19/2002      S                8,400      D      $21.00    1,515,830        D
----------------------------------------------------------------------------------------------------------------------------------

* If the form is filed by more than one Reporting Person, see Instruction
4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly (Print or Type Response)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:



** International misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).




Ontario Teachers' Pension Plan Board



    /s/ Roger Barton                                      April 10, 2002
    ------------------------------------             ---------------------------
By: Roger Barton                                                Date
    Vice President, General Counsel
    and Secretary

    Signature of Reporting Person


Note: File three copies of this form, one of which must be manually signed.